EXHIBIT 10.9

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of June 9, 2015, by and among HPT PSC PROPERTIES TRUST, a Maryland real estate investment trust, and HPT PSC PROPERTIES LLC, a Maryland limited liability company (collectively, “Landlord”), and TA OPERATING LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant (as successor by merger with Petro Stopping Centers, L.P.) are parties to that certain Lease Agreement, dated as of May 30, 2007, as amended (as so amended, the “Lease”); and

WHEREAS, Landlord and Tenant wish to make certain amendments and modifications to the Lease;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Capitalized Terms.  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given such terms in the Lease.

2.             Definitions Generally.  The Lease is hereby amended as follows: the defined term “Base Fuel Gross Revenues” (and all references to that term in the Lease) shall be replaced with “Base Gross Revenues,” the defined term “Excess Non-Fuel Gross Revenues” (and all references to that term in the Lease) shall be replaced with “Excess Gross Revenues,” and the defined terms “Base Non-Fuel Gross Revenues,” “Excess Fuel Gross Revenues,” “Fuel Sales Cap” and “Gross Fuel Revenues” shall all be deleted.  As used herein and in the Lease: the term “Base Gross Revenues” shall mean, with respect to any Property, the amount of Gross Revenues for such Property for the Base Year; and the term “Excess Gross Revenues” shall mean, with respect to any Property, with respect to any Lease Year, or portion thereof, the amount of Gross Revenues for such Property for such Lease Year, or portion thereof, in excess of Base Gross Revenues for such Property for the equivalent period during the Base Year.

3.             Gross Revenues.  The definition of “Gross Non-Fuel Revenues” shall be replaced with “Gross Revenues” and its definition shall be as follows:

with respect to any Property, for each Fiscal Year during the Term, all revenues and receipts (determined on an accrual basis and in all material respects in accordance with GAAP) of every kind derived from renting, using and/or operating such Property and parts thereof, including, but not limited to:  all rents and revenues received or receivable for the use of or otherwise by reason of all goods sold, services performed, space or facilities subleased on such Property, or any portion thereof, including, without limitation, any other arrangements with third parties relating to the possession or use of any portion of such Property; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following:  allowances according to GAAP for uncollectible accounts, including credit card accounts and other administrative discounts; federal, state or municipal excise, sales, use, occupancy or similar taxes included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); Award proceeds (other than for a temporary Condemnation); any proceeds from any sale of such Property or from the refinancing of any debt encumbering such Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Travel Center located thereon; any security deposits and other advance deposits, until and unless the same are forfeited to Tenant or applied for the purpose for which they were collected; interest income from any bank account or investment of Tenant; any revenues or receipts of every kind derived from the provision, sale or trade of motor fuel and gasoline at such Property (including, without limitation, any amounts that arise out of the Shell Agreement); any revenues or receipts derived from gaming operations (but Gross Revenues shall include any revenue or receipts derived from sales of lottery tickets without adjustment for payouts); or any amount based on the income or profits of any Person if as a consequence thereof the Rent or other amounts payable by Tenant hereunder would fail to qualify, in whole or in part, as “rents from real property” within the meaning of Section 856(d) of the Code.

4.             Additional Rent.  Section 3.1.2 of the Lease shall be deleted and the following shall be inserted in its place:

(a)           Amount.  Tenant shall pay additional rent (“Additional Rent”) with respect to each Lease Year during the Term subsequent to the Base Year, with respect to each Property, in an amount equal to three percent (3%) of Excess Gross Revenues at such Property.

(b)           Quarterly Installments.  Installments of Additional Rent for each Lease Year during the Term, or portion thereof, shall be calculated and paid quarterly in arrears, on the first Business Day of the subsequent quarter, together with an Officer’s Certificate setting forth the calculation of Additional Rent due and payable for such quarter.

(c)           Reconciliation of Additional Rent.  In addition, within seventy-five (75) days after the end of the Base Year and each Lease Year thereafter (or any portion thereof occurring during the Term), Tenant shall deliver, or cause to be delivered, to Landlord (i) a financial report setting forth the Gross Revenues for each Property for such preceding Lease Year, or portion thereof, together with an Officer’s Certificate, signed by an officer of Tenant, certifying that, to the best of Tenant’s knowledge, such report is true, correct and complete, and (ii) a statement showing Tenant’s calculation of Additional Rent due for such preceding Lease Year based on the Gross Revenues set forth in such financial report, together with an Officer’s Certificate, signed by an officer of Tenant, certifying that, to the best of Tenant’s knowledge, such statement is true, correct and complete.

If the annual Additional Rent for such preceding Lease Year as set forth in Tenant’s statement thereof exceeds the amount previously paid with respect thereto by Tenant, Tenant shall pay such excess to Landlord at such time as the statement is delivered, together with interest at the Interest Rate, which interest shall accrue from the close of such preceding Lease Year until the date that such statement is required to be delivered and, thereafter, such interest shall accrue at the Overdue Rate, until the amount of such difference shall be paid or otherwise discharged.  If the annual Additional Rent for such preceding Lease Year as shown in such statement is less than the amount previously paid with respect thereto by Tenant, Landlord shall grant Tenant a credit against the Additional Rent next coming due in the amount of such difference, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date such credit is applied or paid, as the case may be.  If such credit cannot be made because the Term has expired prior to application in full thereof, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment by Landlord.

(d)           Confirmation of Additional Rent.  Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices and in all material respects in accordance with GAAP, which will accurately record all Gross Revenues and Tenant shall retain, for at least three (3) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all Gross Revenues for such Lease Year.  Landlord, at its own expense, shall have the right, exercisable by Notice to Tenant, to review Tenant’s books and records and/or to retain an independent public accounting firm of Landlord’s choice to audit the information set forth in the Officer’s Certificate referred to in subparagraph (c) above and, in connection with any such audit, to examine Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns).  Landlord shall begin any such review or audit as soon as reasonably possible following its receipt of the applicable Officer’s Certificate (or in the case of an audit after a review, promptly following completion of the review) and shall complete such review or audit as soon as reasonably possible thereafter.  Any such review or audit shall be performed at the location where such books and records are customarily kept and in such a manner so as to minimize any interference with Tenant’s business operations.  If any such review of Tenant’s books and records by Landlord discloses a deficiency in the payment of Additional Rent and Tenant agrees, or the decision of any arbitration shall have been that there shall have been a deficiency in payment of Additional Rent, Tenant shall forthwith pay to Landlord the amount of such deficiency together with interest at the Interest Rate from the date such payment should have been made to the date of payment thereof.  If any such audit discloses a deficiency in the payment of Additional Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency, as determined by such audit, together with interest at the Interest Rate, from the date such payment should have been made to the date of payment thereof.  If any such audit discloses a deficiency in the payment of Additional Rent of more than five percent (5%), Tenant shall forthwith pay to Landlord an amount equal to one hundred twenty-five percent (125%) of any third party costs incurred by Landlord in connection with such audit.  If any such audit discloses that Tenant paid more Additional Rent for any Lease Year than was due hereunder, and Landlord agrees with the result of such audit or such overpayment shall have been determined by arbitration if Landlord does not agree with such audit, Landlord shall, at Landlord’s option, either grant Tenant a credit or pay to Tenant an amount equal to the amount of such overpayment against Additional Rent next coming due in the amount of such difference, as finally agreed or determined, together with interest at the Interest Rate, which interest shall accrue from the time of payment by Tenant until the date such credit is applied or paid, as the case may be; provided, however, that, upon the expiration or sooner termination of the Term, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment from Landlord.  Any dispute concerning the correctness of an audit or a Landlord review shall be settled by arbitration pursuant to the provisions of Article 22.

Any proprietary information obtained by Landlord with respect to Tenant pursuant to the provisions of this Agreement shall be treated as confidential, except that such information may be disclosed or used, subject to appropriate confidentiality safeguards, pursuant to court order or in any litigation between the parties and except further that Landlord may disclose such information to its prospective lenders, provided that Landlord shall direct such lenders to maintain such information as confidential.  The obligations of Tenant and Landlord contained in this Section 3.1.2 shall survive the expiration or earlier termination of this Agreement.

5.             Underground Storage Tanks.  Section 4.3.3 of the Lease is hereby amended to delete the second sentence thereof in its entirety and replace it with the following sentence:  “Upon the expiration or sooner termination of this Agreement, Tenant shall pay to Landlord the amount of any asset retirement obligation reserve for underground storage tanks located at the Leased Property that Tenant would be required to recognize on its books and records pursuant to GAAP if Tenant owned those underground storage tanks.”

6.             Shell Agreement. Tenant shall comply with its obligations under that certain Liquefied Natural Gas Dispensing Site License and Sales Agreement, dated as of April 15, 2013, between Tenant and Equilon Enterprises LLC (doing business as Shell Oil Products US), together with all modifications, amendments and supplements thereto.

7.             Required Sublease Provisions.  Section 16.2 of the Lease is hereby amended to delete the word “Any” which is the first word of such paragraph and replace it with the following phrase:  “Except for subleases which are terminable at will by Tenant on not more than sixty (60) days’ prior notice, any”.

8.             Trade Area Restriction.  The Lease is hereby amended by deleting Section 21.11 thereof in its entirety and replacing it with the following: “Notwithstanding anything to the contrary in this Agreement, except for Travel Centers owned by Landlord or any Affiliated Person of Landlord, neither Tenant nor any Affiliated Person of Tenant shall acquire, own, franchise, finance, lease, manage, operate or open any Travel Center or similar business (it being agreed by Landlord and Tenant that convenience stores which provide services primarily to non-professional drivers shall not be a “similar business”) within seventy-five (75) miles in either direction along the primary interstate on which any Property is located without Landlord’s consent, which consent may be given or withheld in Landlord’s sole discretion.  Notwithstanding the foregoing, Landlord confirms that, subject to the other terms and conditions of this Agreement, Tenant or any Affiliated Person of Tenant may acquire, own, franchise, finance, lease, manage, operate or open the Travel Centers identified on Exhibit D attached hereto.”  The Lease is further amended by adding Exhibit D attached hereto as Exhibit D to the Lease.

9.             Remedies.  For clarification, (i) in the parenthetical phrase in the first paragraph of Section 12.2 of the Lease, the words “and Additional Charges” shall be added after reference to “Additional Rent”; (ii) immediately following such parenthetical phrase, the words “and other charges” shall be deleted; and (iii) in the second paragraph of Section 12.2 of the Lease, the phrase “Impositions and Additional Rent” shall be replaced with “Additional Rent and Additional Charges”.

10.          Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

11.          Ratification.  As amended hereby, the Lease is hereby ratified and confirmed.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Amendment as a sealed instrument as of the date above first written.

LANDLORD:

HPT PSC PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Mark L. Kleifges
Treasurer and
Chief Financial Officer

HPT PSC PROPERTIES LLC

By:	/s/ Mark L. Kleifges
Mark L. Kleifges
Treasurer and
Chief Financial Officer

TENANT:

TA OPERATING LLC

By:	/s/ Mark R. Young
Mark R. Young
Executive Vice President and
General Counsel

Reference is made to the Guaranty of Tenant’s obligations under the Lease dated May 30, 2007 given by TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company (the “Guarantor”) to Landlord.  Guarantor hereby confirms that all references in such Guaranty to the word “Lease” shall mean the Lease, as defined therein, as amended by the foregoing Amendment to Lease, and said Guarantor hereby reaffirms the Guaranty.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Mark R. Young
Mark R. Young
Executive Vice President and
General Counsel

[Signature Page to Amendment to Lease Agreement]

EXHIBIT D

Trade Area Restriction Waivers

TA Site No.	Property Address
397	426 Alabama Highway 69 S, Hanceville, AL 35077
399	2842 SE Frontage Rd., Johnstown, CO 80534
377	10200 Old Federal Rd., Carnesville, GA 30521
376	1035 W. State Road 42, Brazil, IN 47834
244	5884 S. Wilbur Wright Rd., New Lisbon, IN 47366
250	1441 W. US Hwy 20, Porter, IN 46304
382	4230 W. Highway 24, Remington, IN 47977
243	15587 M-60, Tekonsha, MI 49092
385	14150 Hwy 418 SW, Deming, NM 88030
251	1670 U.S. Hwy 601 North, Mocksville, NC 27028
378	98 Grove St., DuPont, PA 18641
253	849 Victory Hwy. West, West Greenwich, RI 02817
255	289 Howard Baker Hwy, Pioneer, TN 37847
340	101 Cornelius Road North, Hillsboro, TX 76645
394	110 Interstate 35 Frontage Rd., Pearsall, TX 78061